INDEPENDENT AUDITOR'S CONSENT








We consent to the incorporation by reference of our report dated April 5, 1996 accompanying the financial statements of Premier Concepts, Inc. to Form S-3 Registration Statement of Premier Concepts, Inc. and to the use of our name and the statements with respect to us, as appearing under the heading "Experts" in the Registration Statement.




Hein + Associates llp


Denver, Colorado
August 27, 1996